BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada  89701-4201
(775) 684-5708
Website:  www.nvsos.gov

Certificate of Withdrawal of Certificate of Designation (PURSUANT TO NRS 78.1955(6))

Certificate of Withdrawal of
Certificate of Designation
for Nevada Profit Corporations
(Pursuant to NRS78.1955(6))

1.            Name of corporation:

FX Energy, Inc.

2.            Following is the resolution by the board of directors authorizing the withdrawal of Certificate of Designation establishing the classes or series of stock:

RESOLVED, that the Amendment to Articles of Incorporation Designating Rights, Privileges, and Preferences of the Series A Preferred Stock of FX Energy, Inc., filed on April 24, 2007, shall be withdrawn, effective immediately, and the shares previously designated as Series A Preferred Stock shall become authorized shares available for future designation.

3.             No shares of the class or series of stock being withdrawn are outstanding.

4.             Signature:  (required)

________________________________________________
Signature of Officer